LOGO
Jeffersonville Bancorp
Annual Report

1997
To Our Stockholders and Customers:
     The year 1997 was a disappointment, from an earnings perspective, for Jeffersonville Bancorp. Operating in the adverse economic climate of Sullivan County, we incurred a much higher level of loan losses compared to the recent past. Net income for 1997 was $1,763,000, a decrease of 17.8% from 1996 net income of $2,145,000. The first quarter saw the overwhelming defeat of the casino gambling proposal by the New York State Senate. This was a severe blow to many people who were relying on the expected economic upturn to improve their financial situation. A short time later, the announcement of the Chapter 11 bankruptcy by the Concord Hotel raised more questions with regard to the viability of our tourism industry. During the second quarter, Alan Gerry, former CEO of Liberty-based Cablevision Industries, announced that he had purchased the Woodstock site plus over 1,000 surrounding acres and was planning a major tourist destination. This announcement had a positive impact on the area and speculators began purchasing properties in the vicinity of the site as well as the Route 17B corridor. The third quarter saw renewed efforts by the Sullivan County Partnership, the Industrial Development Agency and the Department of Economic Development to attract businesses to the area. Initial contacts for several major projects occurred over the summer and continue to show promise. The highlight of the fourth quarter of 1997 was the personal visit from Governor Pataki to the County. His meeting with local officials resulted in a pledge of $2,000,000 in economic development aid. Jeffersonville Bancorp's financial performance is directly affected by the local economy, as approximately 98% of our outstanding loans are to Sullivan County residents and businesses. As a community bank, we have made a commitment to customers to provide loans and other services to meet their banking needs. We intend to continue this commitment. Sullivan County has the unenviable status of having the lowest economic rating in New York State as reported by Roosevelt & Cross, Inc., a highly regarded municipal bond dealer. Their report did go on to state, however, that initiatives are being taken to try to improve the depressed local economy. Our disappointing 1997 earnings were primarily a result of loan losses. Loan losses aside, the underlying strength of the bank is evident. We have continued to increase our leadership in market share in the County and feel we are well positioned to reap the rewards of an economic revival. As always, your comments, questions and suggestions are welcome. Thank you for your patience during these trying times.

/s/ Arthur E. Keesler
Arthur E. Keesler, President
Jeffersonville Bancorp

/s/ Raymond Walter
Raymond Walter, President
First National Bank of Jeffersonville

Arthur E. Keesler
Raymond Walter
Jeffersonville Bancorp Board of Directors
Arthur E. Keesler
Gibson McKean
Lawrence H. Cooke
John K. Gempler
Edward T. Sykes
Frederick W. V. Schadt, Jr.
Raymond Walter
John W. Galligan
James F. Roche
Gilbert E. Weiss
Earl A. Wilde
Douglas A. Heinle
Solomon Katzoff
Selected Financial Information
Five-Year Summary

                                       2

                                    1997           1996           1995           1994           1993
                                    ----           ----           ----           ----           ----
Results of Operations
Net interest income ........   $  8,904,000    $  8,666,000    $  8,581,000    $  9,245,000    $  9,340,000
Provision for loan losses ..      1,150,000         290,000         160,000         427,000         405,000
Net income .................      1,763,000       2,145,000       2,424,000       2,460,000       2,983,000
Financial Condition
Total assets ...............   $213,659,000    $196,113,000    $188,469,000    $188,118,000    $175,245,000
Deposits ...................    179,160,000     172,930,000     164,184,000     165,531,000     155,251,000
Loans, net .................    125,793,000     115,605,000     109,288,000     101,414,000      97,076,000
Stockholders' equity .......     22,176,000      20,975,000      20,928,000      17,782,000      18,023,000
Average Balances
Total assets ...............   $211,034,000    $198,134,000    $193,568,000    $194,114,000    $177,896,000
Deposits ...................    180,635,000     173,139,000     169,209,000     165,368,000     158,766,000
Gross loans ................    122,567,000     113,981,000     107,567,000     100,517,000      96,680,000
Stockholders' equity .......     21,539,000      20,751,000      19,871,000      18,483,000      16,973,000
Financial Ratios
Net income to
  average total assets .....           0.84%           1.08%           1.25%           1.27%           1.68%
Net income to average
 stockholders' equity ......           8.19%          10.34%          12.20%          13.31%          17.57%
Average stockholders'
 equity to average
total assets ...............          10.21%          10.47%          10.27%           9.52%           9.54%
      Per Share Data*
      Income per share .....   $       1.24    $       1.49    $       1.61    $       1.59    $       1.93
      Dividends per share ..           0.56            0.54            0.50            0.46            0.42
      Dividend payout ratio           44.92%          36.13%          31.15%          28.82%          21.59%
      Book value at year end   $      15.62    $      14.78    $      14.16    $      11.50    $      11.66
      Total dividends paid .        792,000         775,000         755,000         709,000         644,000
      Average number of
       shares outstanding ..      1,419,298       1,440,623       1,503,480       1,545,996       1,545,996
      Shares outstanding
       at year end .........      1,419,295       1,419,353       1,477,860       1,545,996       1,545,996

* All share and per share amounts have been adjusted for the affect of the twenty percent stock dividend distributed in February 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of the factors which significantly affected the consolidated results of operations and financial condition of Jeffersonville Bancorp ("the Parent Company") and its wholly-owned subsidiary, The First National Bank of Jeffersonville ("the Bank"). For purposes of this discussion, references to the Company include both the Bank and Parent Company, as the Bank is the Parent Company's only subsidiary. This discussion should be read in conjunction with the consolidated financial statements and notes thereto, and the other financial information appearing elsewhere in this annual report

General

The Parent Company is a one-bank holding company founded in 1982 and headquartered in Jeffersonville, New York. The Parent Company owns 100% of the outstanding shares of the Bank's common stock and derives substantially all of its income from the Bank's operations. The Bank is a commercial bank chartered in 1913 serving Sullivan County, New York with offices in Jeffersonville, Eldred, Liberty, Loch Sheldrake, Monticello, Livingston Manor, Narrowsburg and Callicoon. The Company's mission is to serve the community banking needs of its borrowers and depositors, who predominantly are individuals, small businesses and local municipal governments. The Company is in tune with local customer needs and provides quality service with a personal touch. This discussion and analysis of financial results should be reviewed with the Company's philosophy in mind.

Local Economy

The local economy displayed continued lackluster performance in 1997. The Company's borrowers continued to struggle with their loan payments due to the local economy's poor performance, although we did see some growth in commercial and home equity loan demand. The Company will continue to seek opportunities to provide fresh capital for the local economy, while adhering to prudent loan underwriting standards. Management of the Company does not anticipate any improvement in the local economy in 1998. However, the groundwork has been put in place by county government and private enterprise for several initiatives which could bolster the local economy at some point in the future.

Financial Condition

     Total average assets in 1997 increased $12,900,000 over 1996 to $211,034,000, an increase of 6.5% compared to a 2.4% increase in 1996 to $198,134,000 from $193,568,000 in 1995. Average assets increased in 1997 as deposit growth and Federal Home Loan Bank ("FHLB") borrowings were invested primarily into loans that met our underwriting criteria and securities available for sale.
Total average securities (including securities available for sale and investment securities held to maturity) increased $3,296,000 or 4.6% in 1997 to $74,900,000, compared to a 1.0% decrease in the prior year. Total average securities were $71,604,000 and $72,335,000 for 1996 and 1995, respectively. The increase in 1997 reflects a leveraging strategy in which the Company funded security purchases with FHLB borrowings. The purchases were partially offset by sales of tax exempt securities in order to minimize the impact of the alternative minimum tax. See notes 3 and 4 to the consolidated financial statements for period-end balances of securities available for sale and investment securities. Average interest bearing deposits in 1997 increased
$5,497,000  to  reach  $155,568,000,  an  increase  of 3.7%  compared  to a 1.0%
increase in 1996 to $150,071,000 from $148,568,000 in 1995. The higher interest rates paid on time savings certificates in 1997 resulted in an increase in these deposits, as funds flowed from other types of accounts paying lower rates. During 1995 a new savings certificate product, the Escalator Account, was introduced. This account is written with an 18 month term, but gives the depositor an option during the deposit term to increase the interest rate one time to match market rates. The Escalator Account has proven to be a very popular product, growing to $22,471,000 at year end 1997 from $15,800,000 in 1996 and from $6,000,000 in 1995. In 1997, average demand accounts increased 8.7% over 1996, after increasing 11.8% in 1996 above the 1995 level. The Company offers these accounts on an extremely competitive basis and continues to attract a pool of low cost funds for reinvestment in the community.

Loans

In 1997, average loans increased $8,586,000 to $122,567,000, up from $113,981,000 in 1996 and $107,567,000 in 1995. This increase was acceptable considering the current condition of the local economy. As in prior years, average residential and commercial real estate loans made up a major portion of the loan portfolio at 71.0% of total loans in 1997, compared to 74.6% in 1996. Home equity loans were introduced in 1996 and increased from $4,331,000 at year end 1996, to $7,677,000 at year end 1997, an increase of 77.3%. Additional growth is anticipated in home equity loans during 1998. Average commercial time and demand loans and average consumer loans showed combined net growth of 9.6% in 1997. The overall portfolio is structured in accordance with management's belief that loans secured by residential and commercial real estate generally result in lower loan loss levels compared to other types of loans, because of the value of the underlying collateral.

Provision for Loan Losses

The provision for loan losses was $1,150,000 in 1997 compared to $290,000 in 1996 and $160,000 in 1995. The substantial increase in 1997 primarily reflects higher net charge-offs in each loan category and, to a lesser extent, portfolio growth and an overall increase in nonaccrual loans. Net (Charge-offs) Recoveries by Loan Category for Years Ended December 31, 1997, 1996 and 1995



                                                1997         1996         1995
                                                ----         ----         ----
Loan Category

Residential Mortgages      Charge-off      $(155,000)   $ (71,000)   $ (34,000)
                             Recovery          8,000       32,000       70,000
Commercial Mortgages       Charge-off       (425,000)        --           --
                             Recovery         76,000         --         28,000
Commercial Loans           Charge-off       (371,000)     (58,000)    (182,000)
                             Recovery         91,000       23,000       34,000
Consumer Loans             Charge-off       (223,000)    (167,000)    (120,000)
                             Recovery         68,000       65,000      118,000
Other Loans                Charge-off        (81,000)     (50,000)     (48,000)
                             Recovery         13,000       18,000       11,000
                                              ------       ------       ------

                                           $(999,000)   $(208,000)   $(123,000)
                                           =========    =========    =========



Net charge-offs were 0.82% of average outstanding loans in 1997 compared to 0.18% in 1996 and 0.11% in 1995, reflecting a much higher level of loan losses. This unfavorable net trend may continue until the local economy improves. On a combined basis, net charge-offs on residential and commercial mortgages increased by $457,000 from $39,000 in 1996 to $496,000 in 1997. This increase was due in part to Sullivan County's new policy of accelerated tax sales for properties with real estate tax arrears. Management has instituted new tax escrow policies on renewing mortgages and is upgrading the Bank's loan collection practices, in an effort to mitigate the problem of rising delinquencies and loan losses. The net charge-off on commercial loans was $280,000 in 1997 or 2.65% of average commercial loans outstanding, a substantial increase compared to 0.38% for 1996. The increase in commercial loan losses was concentrated in a few large loans that defaulted in 1997. Efforts continue to recover a portion of these losses. Consumer loan charge-offs also increased in 1997, as borrowers struggled with their loan payments in a unfavorable local economy.
     Other loan and credit card net charge-offs of $68,000 in 1997 represented 3.37% of average outstanding loans in this category, an increase of $36,000 from 1996, reflecting the higher credit risk inherent in these types of loans. Higher interest rates on these loans help compensate for this risk.
The Company manages asset quality with an intensive review process that includes careful analysis of credit applications and both internal and external loan review of existing outstanding loans and delinquencies. Management strives to: identify potential non-performing loans early; take charge-offs promptly based on a realistic assessment of probable losses; and maintain an adequate allowance for loan losses based on the inherent risk of loss in the existing portfolio. No portion of the allowance is restricted to any loan or group of loans, as the entire allowance is available to absorb charge-offs in any loan category. The amount and timing of future charge-offs and allowance allocations may vary from current estimates. The following table shows the distribution of the allowance for loan losses and the percentage of each loan type to total loans outstanding.

Distribution of Allowance for Loan Losses at December 31, 1997
                                                                Loan Balance by
                                Allowance        Percentage of        Type to
                                  Balance       Total Allowance    Total Loans 1
Loan Category
Residential Mortgages          $  606,000              32.5%           59.7%
Commercial Mortgages              400,000              21.5            16.5
Commercial Loans ....             476,000              25.6            10.3
Consumer Loans ......             304,000              16.3            12.2
Other Loans .........              76,000               4.1             1.3
                                   ------               ---             ---

                               $1,862,000             100.0%          100.0%
                               ==========             =====           =====

Distribution of
Allowance for
Loan Losses at
December 31, 1996
                                                                Loan Balance by
                                Allowance       Percentage of         Type to
                                  Balance      Total Allowance     Total Loans 1
                                  -------      ---------------     -------------
Loan Category
Residential Mortgages          $  610,000              35.7%           61.0%
Commercial Mortgages              250,000              14.6            16.1
Commercial Loans ....             384,000              22.4             8.1
Consumer Loans ......             319,000              18.6            13.5
Other Loans .........             148,000               8.7             1.3
                                  -------               ---             ---

                               $1,711,000             100.0%          100.0%
                               ==========             =====           =====

1 Percentage relationship between average loans outstanding by type compared to total average loans outstanding.

     The allowance for loan losses was $1,862,000 at December 31, 1997 compared to $1,711,000 and $1,629,000 at December 31, 1996 and 1995, respectively. The allowance as a percentage of total loans was 1.45% at December 31, 1997, compared to 1.46% and 1.47% at December 31, 1996 and 1995, respectively. The allowance's coverage of non-performing loans was 50.4%, 38.2% and 39.0% at December 31, 1997, 1996 and 1995, respectively.
The total allowance for loan losses at December 31, 1997 includes an allocation of $408,000, or 21.9%, to classified commercial mortgages and commercial loans; the remainder is a general allocation. The allocation to classified loans at December 31, 1996 was $573,000 or 33.5%. Future charge-offs will continue to be dependent on the local economy. Management believes that the allowance for loan losses is adequate; however, certain regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination which may not be currently available to management

 Nonaccrual and  Past  Due  Loans

The Company places a loan on nonaccrual status when collectability of principal or interest is doubtful, or when either principal or interest is 90 days or more past due and the loan is not well secured and in the process of collection. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal. A distribution of nonaccrual loans and loans 90 days or more past due and still accruing interest is shown in the following table. December 31, 1997

                                            90 Days
                                            or More
                           Nonaccrual    Still Accruing      Total      Percentage1  Percentage2
                           ----------    --------------      -----      -----------  -----------
Loan Category
Residential Mortgages      $2,012,000      $  330,000      $2,342,000        3.1%       63.4%
Commercial Mortgages        1,258,000            --         1,258,000        5.4        34.1
Commercial Loans ....          54,000            --            54,000        0.4         1.5
Consumer Loans ......            --            38,000          38,000        0.2         1.0
                                               ------          ------        ---         ---

Total ...............      $3,324,000      $  368,000      $3,692,000        2.8%      100.0%
                           ==========      ==========      ==========        ===       =====

December 31, 1996
                                            90 Days
                                            or More
                           Nonaccrual    Still Accruing      Total      Percentage1  Percentage2
Loan Category
Residential Mortgages      $  856,000      $1,047,000      $1,903,000        2.8%       47.7%
Commercial Mortgages        1,021,000         299,000       1,320,000        8.4        33.0
Commercial Loans ....         695,000           4,000         699,000        7.0        17.5
Consumer Loans ......            --            73,000          73,000        0.4         1.8
                                               ------          ------        ---         ---

Total ...............      $2,572,000      $1,423,000      $3,995,000        3.3%      100.0%
                           ==========      ==========      ==========        ===       =====

1 Percentage of gross loans outstanding for each loan category. 2 Percentage of total nonaccrual and 90 day past due loans.

     The small decrease in total nonaccrual and 90 day past due loans is primarily due to a decrease in nonaccrual commercial loans, substantially offset by an increase in total nonaccrual and past due residential mortgages. The lower level of nonaccrual commercial loans reflects, in part, the higher charge-offs during 1997. The increase in residential mortgage loans occurred despite the borrowers doing their utmost to repay their loans to protect their homes in a difficult economic environment. The majority of the nonaccrual and past due loans are secured loans and, as such, management anticipates there will be limited risk of loss in their ultimate resolution. As of December 31, 1997, management believes all significant potential problem loans have been identified in the table above.

Restructured Loans

Loans are renegotiated in a troubled debt restructuring when the Company determines that it will ultimately receive greater economic value under the new terms than through foreclosure, liquidation, or bankruptcy. Candidates for renegotiation must meet specific guidelines. These guidelines consider factors such as: the borrower's ability to enhance the value of the property; the availability and value of collateral; the ability of the guarantor, if any, to perform; and the economic value of the renegotiated loan relative to foreclosure and other options. Restructured loans performing in accordance with their new terms and, therefore, not included in nonaccrual loans, amounted to $481,000 at December 31, 1996.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is recorded on an individual asset basis at the lower of (1) fair value less estimated costs to sell or (2) "cost" (defined as the fair value at initial foreclosure). When a property is acquired or classified as in-substance foreclosure, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Subsequent write downs to reflect further declines in fair value are included in other operating expense. The following are the changes in other real estate owned during the last two years:

Years Ended December 31, 1997
and 1996
                            1997            1996
                            ----            ----
Beginning Balance      $ 831,000       $ 549,000
Additions .......        352,000         814,000
Sales ...........       (763,000)       (501,000)
Write downs .....       (119,000)        (31,000)
                        --------         -------

Ending Balance ..      $ 301,000       $ 831,000
                       =========       =========

Liquidity

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. The Company's primary sources of liquidity are: its deposit base; FHLB borrowings; repayments and maturities on loans; short-term assets such as federal funds and short-term interest bearing deposits in banks; and maturities and sales of securities available for sale. These sources are available in amounts sufficient to provide liquidity to meet the Company's ongoing funding requirements. The Bank's membership in the FHLB of New York enhances liquidity in the form of a revolving line of credit of $20,651,000 which may be used to meet unforeseen liquidity demands and for other purposes. At December 31, 1997, $10,000,000 of this line of credit was being used to fund securities leverage transactions. In 1997, cash generated from operating activities amounted to $3,124,000 and cash generated from financing activities amounted to $15,312,000. These amounts were substantially offset by a use of cash in investing activities of $17,296,000, resulting in a net increase in cash and cash equivalents of $1,140,000. See the Consolidated Statements of Cash Flows for additional information.

Capital  Adequacy

One of management's primary objectives is to maintain a strong capital position to merit the confidence of depositors, the investing public, bank regulators and shareholders. A strong capital position should help the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. Stockholder's equity increased $1,201,000 or 5.7% in 1997 following an increase of 0.2% in the prior year. In 1996, the Company offered to repurchase and retire 50,000 common shares utilizing open-market and privately-negotiated purchases. By December 31, 1996, 49,672 shares were acquired at $21.00 per share, reducing stockholders' equity by $1,043,000. Although the Board of Directors authorized that $1,000,000 be made available to purchase and retire additional shares during 1997, no shares were acquired. In 1998, the Board of Directors has again authorized that $1,000,000 be made available to purchase and retire additional shares on the open market. Management believes that the repurchase of Company stock represents a prudent use of excess capital. The Company retained $971,000 from 1997 earnings, while the after-tax adjustment for the change in the net unrealized gain on securities available for sale increased capital by $231,000. In accordance with regulatory capital rules, the adjustment for securities available for sale is not considered in the computation of regulatory capital ratios. Under the Federal Reserve Bank's risk-based capital rules, the Company's Tier I risk-based capital was 17.7% and total risk-based capital was 19.0% of risk-weighted assets. These risk-based capital ratios are well above the minimum regulatory requirements of 4.0% for Tier I capital and 8.0% for total capital. The Company's leverage ratio (Tier I capital to average assets) of 10.0% is well above the 4.0% minimum regulatory requirement. The following table shows the Company's actual capital measurements compared to the minimum regulatory requirements. At December 31, 1997 and 1996
                                                           1997         1996
                                                           ----         ----
Tier I capital
Stockholders' equity, excluding the after-tax net
 unrealized gain on securities available for sale $ 21,623,000 $ 20,653,000 Tier II capital
Allowance for loan losses1 ......................      1,528,000       1,343,000
                         -                             ---------       ---------

Total risk-based capital ........................   $ 23,151,000    $ 21,996,000
                                                    ============    ============

Risk-weighted assets2 ...........................   $121,885,000    $107,056,000
                    =                               ============    ============

Average assets ..................................   $211,034,000    $198,134,000
                                                    ============    ============

Ratios
Tier I risk-based capital (minimum 4.0%) ........          17.7%           19.3%
Total risk-based capital (minimum 8.0%) .........          19.0%           20.6%
Leverage (minimum 4.0%) .........................          10.0%           10.4%

     1 The allowance for loan losses is limited to 1.25% of risk-weighted assets for the purpose of this calculation. 2 Risk-weighted assets have been reduced for excess allowance for loan losses excluded from total risk-based capital.

Results of Operations

Net Income

Net income for 1997 of $1,763,000 was down 17.8% from the 1996 net income of $2,145,000, following an 11.5% decrease in 1996 compared to 1995 net income of $2,424,000. These decreases were due to the interaction of a number of factors including increasing pressure on net interest margin, increased loan loss provisions and other costs associated with problem loans and other real estate owned. The most significant factor which lowered 1997 net income was the increase in the provision for loan losses to $1,150,000 from $290,000 in 1996, an increase of $860,000 or 296.6%. The increase reflects higher loan charge-offs largely attributable to Sullivan County's poor economic climate. Occupancy and equipment expense increased $189,000, or 18.0%, in 1997 primarily due to investments in new computer technology and an additional supermarket branch opening. Employee benefits expense increased in 1997 by $108,000, or 13.0%.

Interest Income and Interest Expense

Throughout the following discussion, net interest income and its components are expressed on a tax equivalent basis which means that, where appropriate, tax exempt income is shown as if it were earned on a fully taxable basis. The largest source of income for the Company is net interest income, which represents interest earned on loans, securities and short-term investments, less interest paid on deposits and other interest bearing liabilities. Net interest income of $9,653,000 for 1997 represented in an increase of 1.6% compared to
$9,505,000 for 1996. Interest income for 1997 was $16,596,000 compared to $15,783,000 in 1996 and $15,716,000 in 1995. The increase in 1997 is the result of an increase in the average balance of interest earning assets from $187,423,000 in 1996 to $199,829,000 in 1997, an increase of 6.6%. The increase in earning assets was partially offset by an overall decrease in average yield on earning assets of eleven basis points in 1997. In the current declining rate environment, average yields will decline as loans are made and securities are acquired at yields below existing portfolio rates. Loans increased slightly in 1997, primarily due to an increase in home equity loans. In 1998, increases in funding will be allocated first to meet loan demand, as necessary, and then to the investment portfolios. Interest expense in 1997 increased $665,000 or 10.6% over 1996, contrasted to a 0.1% decrease from 1995 to 1996. The average balance of interest bearing liabilities increased from $150,071,000 in 1996 to
$162,414,000 in 1997, an increase of 8.2%. Like rates on earning assets, the cost of funding is also closely tied to market rates. During 1997, deposit rates increased slightly. A new competitive 18 month savings certificate, with one interest escalation during its term, continues to attract new deposits. Net interest margin declined to 4.83% in 1997 compared to 5.07% in 1996 and 5.13% in 1995. Although the effect of a low interest rate environment will continue to be a real challenge in maintaining the net interest margin, the Company intends to take actions to stabilize margin in 1998.

Operating Income and Operating Expense

Operating income primarily consists of service charges, commissions and fees for various banking services, and securities gains and losses. Operating income in 1997 increased 18.0% or $191,000 over 1996. The increase is attributable to income earned on a new cashier's check program, income from ATM fees charged to nonbank customers, increases in fees for NSF checks and higher monthly service charges for commercial checking accounts. Operating income in 1996 increased $129,000 over the prior year, primarily from net security gains of $95,000 compared to a net gain of $33,000 in 1995. Operating expense increased by $137,000 or 2.0% in 1997, compared to increases of 9.95% in 1996 and 0.03% in 1995. Salary and wage expense combined with employee benefit expense increased 2.8% to $3,728,000 in 1997 compared to $3,628,000 in 1996, which increased 10.8%
over $3,275,000 in 1995. Although salary expense decreased $8,000 from 1996, the cost of group insurance benefits increased $84,000 and 401-K contributions increased $24,000 compared to 1996 amounts. Occupancy and equipment expense increased 18.0% to reach $1,238,000 in 1997, up from $1,049,000 in 1996 and
$936,000 in 1995. This increase reflects the Company's commitment to upgrade facilities and services, which continued in 1997 with the addition of a third supermarket branch and new computer network technology. Net other real estate owned expense decreased 37.1% to $178,000 in 1997 from $283,000 in 1996, after increasing from $184,000 in 1995. Only an upturn in the local economy will decrease foreclosure activity and the associated costs. In the interim, however, the Company will continue to follow its loan underwriting and appraisal standards to decrease future losses, and will continue to make every effort to liquidate foreclosed property in a fashion that will minimize loss. Other operating expense at $1,714,000 in 1997 decreased by $47,000 or 2.7% from 1996.

Year 2000  Planning  and  Implementation

The Company has reviewed its computer systems to identify the systems that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company. In addition, there can be no assurance that the systems of other companie s on which the Company's systems may rely will become Year 2000 compliant in a timely fashion, or that the Company's commercial customers will not experience Year 2000 problems which could adversely affect the credit quality of these customer relationships. Management does not anticipate the cost to become Year 2000 compliant will be material to the Company's financial position or results of operations.

Recent  Accounting Standards

See note 17 to the consolidated financial statements for a discussion of recently issued accounting standards concerning comprehensive income and segment reporting.

Inflation

The Company's operating results generally reflect the effects of inflation as interest rates, loan demand and deposit levels adjust to inflation and impact net interest income. Management can best counter the effect of inflation over the long term by managing net interest income and controlling expenses. The most significant item not reflecting the effects of inflation is depreciation expense, as it is determined based on the historical cost of the assets


 Distribution of Assets, Liabilities, & Stockholders' Equity:
Interest Rates & Interest Differential Consolidated Average Balance Sheet 1997

                                        Average    Percentage of    Interest     Average
                                        Balance    Total Asset     Earned/Paid  Yield/Rate
                                        -------    -----------     -----------  ----------
Assets
Investment securities and
 securities available for sale1
  Taxable securities ...........   $  47,726,000        22.61% $   3,153,000       6.61%
  Tax-exempt securities ........      27,174,000        12.88      2,202,000       8.10
                                      ----------        -----      ---------       ----

Total Securities ...............      74,900,000        35.49      5,355,000       7.15
                                      ----------        -----      ---------       ----

Short-term investments .........       2,362,000         1.12        129,000       5.46
Loans, net of unearned discount:
  Real estate mortgages ........      86,979,000        41.22      7,461,000       8.58
Home equity loans ..............       6,000,000         2.84        518,000       8.63
Time and demand loans ..........      10,582,000         5.01        997,000       9.42
Installment loans ..............      16,988,000         8.05      1,871,000      11.01
Other loans ....................       2,018,000         0.96        265,000      13.13
                                       ---------         ----        -------      -----

TOTAL LOANS2 ...................     122,567,000        58.08     11,112,000       9.07
           -                         -----------        -----     ----------       ----

TOTAL INTEREST-
 EARNING ASSETS ................     199,829,000        94.69     16,596,000       8.31
                                     -----------        -----     ----------       ----

Allowance for loan losses ......      (1,674,000)       (0.79)
Cash and due from banks ........       6,709,000         3.18
Premises and equipment, net ....       2,668,000         1.26
Other assets ...................       3,120,000         1.48
Net unrealized gain on
 securities available for sale .         382,000         0.18
                                         -------         ----

TOTAL ASSETS ...................   $ 211,034,000       100.00%
                                   =============       ======

Liabilities and
 Stockholders' Equity
NOW and Super NOW deposits ....   $ 27,756,000        13.15%$    843,000      3.04%
Savings and insured money
 market deposits ..............     52,949,000        25.09    1,726,000      3.26
Time deposits .................     74,863,000        35.48    3,971,000      5.30
                                    ----------        -----    ---------      ----

TOTAL INTEREST-
 BEARING DEPOSITS .............    155,568,000        73.72    6,540,000      4.20
                                   -----------        -----    ---------      ----

Federal funds purchased
 and other short-term debt ....        747,000         0.35       36,000      4.82
Federal Home Loan Bank advances      6,099,000         2.89      367,000      6.02
                                     ---------         ----      -------      ----

TOTAL INTEREST-
 BEARING LIABILITIES ..........    162,414,000        76.96    6,943,000      4.27
                                   -----------        -----    ---------      ----

Demand deposits ...............     25,067,000        11.88
Other liabilities .............      2,014,000         0.95
                                     ---------         ----

TOTAL LIABILITIES .............    189,495,000        89.79
Stockholders' equity ..........     21,539,000        10.21
                                    ----------        -----

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY .........   $211,034,000       100.00%
                                  ============       ======

Net interest income ...........                             $  9,653,000
                                                            ============

Net interest spread ...........                                               4.04%
                                                                              ====

Net interest margin3 ..........                                               4.83%
                   =                                                          ====

1 Yields are calculated on a tax equivalent basis, based on amortized cost. 2 For purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement. However, the nonaccrual loan balances are included in the average amount outstanding.
3 Computed by dividing net interest income by total interest earning assets. Consolidated

Average
Balance Sheet
 1996

                                         Average     Percentage of    Interest       Average
                                         Balance      Total Assets Earned/Paid    Yield/Rate
                                         -------      ------------ -----------    ----------
Assets
Investment securities and
 securities available for sale1
Taxable securities ...........     $  41,732,000         21.06% $   2,699,000       6.47%
Tax-exempt securities ........        29,872,000         15.08      2,468,000       8.26
                                      ----------         -----      ---------       ----

Total Securities ...............      71,604,000         36.14      5,167,000       7.22
                                      ----------         -----      ---------       ----

Short-term investments .........       1,838,000          0.92        104,000       5.66
Loans, net of unearned discount:
  Real estate mortgages ........      85,010,000         42.90      7,431,000       8.74
Home equity loans ..............       1,973,000          1.00        148,000       7.50
Time and demand loans ..........       9,108,000          4.60        900,000       9.88
Installment loans ..............      16,024,000          8.09      1,798,000      11.22
Other loans ....................       1,866,000          0.94        235,000      12.59
                                       ---------          ----        -------      -----

TOTAL LOANS2 ...................     113,981,000         57.53     10,512,000       9.22
           -                         -----------         -----     ----------       ----

TOTAL INTEREST-
 EARNING ASSETS ................     187,423,000         94.59     15,783,000       8.42
                                     -----------         -----     ----------       ----

Allowance for loan losses ......      (1,619,000)        (0.82)
Cash and due from banks ........       6,017,000          3.04
Premises and equipment, net ....       2,395,000          1.21
Other assets ...................       3,637,000          1.84
Net unrealized gain on
 securities available for sale .         281,000          0.14
                                         -------          ----

TOTAL ASSETS ...................   $ 198,134,000        100.00%
                                   =============        ======

Liabilities and
 Stockholders' Equity
NOW and Super NOW deposits .....   $  28,395,000         14.33% $     862,000       3.04%
Savings and insured money
 market deposits ...............      55,670,000         28.10      1,810,000       3.25
Time deposits ..................      66,006,000         33.31      3,485,000       5.28
                                      ----------         -----      ---------       ----

TOTAL INTEREST-
 BEARING DEPOSITS ..............     150,071,000         75.74      6,157,000       4.10
                                     -----------         -----      ---------       ----

Federal funds purchased
 and other short-term debt .....       1,096,000          0.55         63,000       5.75
Federal Home Loan Bank advances        1,133,000          0.57         58,000       5.12
                                       ---------          ----         ------       ----

TOTAL INTEREST-
 BEARING LIABILITIES ...........     152,300,000         76.87      6,278,000       4.12
                                     -----------         -----      ---------       ----

Demand deposits ................      23,068,000         11.64
Other liabilities ..............       2,015,000          1.02
                                       ---------          ----

TOTAL LIABILITIES ..............     177,383,000         89.53
Stockholders' equity ...........      20,751,000         10.47
                                      ----------         -----

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY ..........   $ 198,134,000        100.00%
                                   -------------        ------

Net interest income ............                                $   9,505,000
                                                                =============

Net interest spread ............                                                    4.30%
                                                                                    ====

Net interest margin3 ...........                                                    5.07%

                   =                                                                ====

1 Yields are calculated on a tax equivalent basis, based on amortized cost.
2 For purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement.
However, the nonaccrual loan balances are included in the average amount outstanding. 3 Computed by dividing net interest income by total interest earning assets.

Consolidated
Average
Balance Sheet
1995

                                       Average      Percentage of    Interest      Average
                                       Balance      Total Assets    Earned/Paid      Yield/Rate
                                       -------      ------------    -----------      ----------
Assets
Investment securities and
 securities available for sale1
  Taxable securities ...........   $  43,098,000         22.27% $   2,847,000       6.61%
  Tax-exempt securities ........      29,237,000         15.10      2,495,000       8.53
                                      ----------         -----      ---------       ----

TOTAL SECURITIES ...............      72,335,000         37.37      5,342,000       7.39
                                      ----------         -----      ---------       ----

Short-term investments .........       3,899,000          2.01        225,000       5.77
Loans, net of unearned discount:
  Real estate mortgages ........      83,176,000         42.97      7,427,000       8.93
Time and demand loans ..........       8,416,000          4.35        848,000      10.08
Installment loans ..............      14,437,000          7.46      1,668,000      11.55
Other loans ....................       1,538,000          0.79        206,000      13.39
                                       ---------          ----        -------      -----

TOTAL LOANS2 ...................     107,567,000         55.57     10,149,000       9.44
           -                         -----------         -----     ----------       ----

TOTAL INTEREST-
 EARNING ASSETS ................     183,801,000         94.95     15,716,000       8.55
                                     -----------         -----     ----------       ----

Allowance for loan losses ......      (1,679,000)        (0.87)
Cash and due from banks ........       6,086,000          3.14
Premises and equipment, net ....       2,247,000          1.16
Other assets ...................       3,581,000          1.85
Net unrealized loss on
 securities available for sale .        (468,000)        (0.24)
                                        --------         -----

TOTAL ASSETS ...................   $ 193,568,000        100.00%
                                   =============        ======

Liabilities and
 Stockholders' Equity
NOW and Super NOW deposits .....   $  30,081,000         15.54% $     901,000       3.00%
Savings and insured money
 market deposits ...............      52,931,000         27.34      1,646,000       3.11
Time deposits ..................      65,556,000         33.87      3,602,000       5.49
                                      ----------         -----      ---------       ----

TOTAL INTEREST-
 BEARING DEPOSITS ..............     148,568,000         76.75      6,149,000       4.14
                                     -----------         -----      ---------       ----

Federal funds purchased
 and other short-term debt .....         370,000          0.19         19,000       5.14
Federal Home Loan Bank advances        2,718,000          1.40        119,000       4.38
                                       ---------          ----        -------       ----

TOTAL INTEREST-
 BEARING LIABILITIES ...........     151,656,000         78.35      6,287,000       4.15
                                     -----------         -----      ---------       ----

Demand deposits ................      20,641,000         10.66
Other liabilities ..............       1,400,000          0.72
                                       ---------          ----

TOTAL LIABILITIES ..............     173,697,000         89.73
Stockholders' equity ...........      19,871,000         10.27
                                      ----------         -----

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY ..........   $ 193,568,000        100.00%
                                   =============        ======

Net interest income ............                                 $   9,429,000
                                                                 =============

Net interest spread ............                                                    4.40%
                                                                                    ====

Net interest margin3 ...........                                                    5.13%

                                                                                    ====

1 Yields are calculated on a tax equivalent basis, based on amortized cost.
2 For purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement. However, the nonaccrual loan balances are included in the average amount outstanding. 3 Computed by dividing net interest income by total interest-earning assets.

Volume and Rate  Analysis

The following schedule sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amount of interest income (calculated on a tax equivalent basis) and interest expense, and changes therein for 1997 as compared to 1996, and 1996 as compared to 1995. The changes in interest income and expense attributable to both rate and volume have been allocated to rate on a consistent basis.

                                         1997 Compared to 1996                         1996 Compared to 1995
                                          Increase (Decrease)                         Increase (Decrease)
                                            Due to Change In                            Due to Change In
                                 Volume            Rate         Total         Volume           Rate            Total
                                 ------            ----         -----         ------           ----            -----
Interest Income
Investment securities
 and securities
 available for sale .....   $   238,000    $   (50,000)   $   188,000    $   (54,000)   $  (121,000)   $  (175,000)
Short term investments ..        30,000         (5,000)        25,000       (119,000)        (2,000)      (121,000)
Loans ...................       792,000       (192,000)       600,000        605,000       (242,000)       363,000
                                -------       --------        -------        -------       --------        -------

TOTAL INTEREST
 INCOME .................     1,060,000       (247,000)       813,000        432,000       (365,000)        67,000
                              ---------       --------        -------        -------       --------         ------

Interest Expense
NOW and Super
 NOW deposits ...........       (19,000)          --          (19,000)       (51,000)        12,000        (39,000)
Savings and insured
 money market deposits ..       (88,000)         4,000        (84,000)        85,000         79,000        164,000
Time deposits ...........       468,000         18,000        486,000         25,000       (142,000)      (117,000)
Federal funds purchased
and other short-term debt       (20,000)        (7,000)       (27,000)        37,000          7,000         44,000
Federal Home Loan
 Bank advances ..........       254,000         55,000        309,000        (70,000)         9,000        (61,000)
                                -------         ------        -------        -------          -----        -------

TOTAL INTEREST
 EXPENSE ................       595,000         70,000        665,000         26,000        (35,000)        (9,000)
                                -------         ------        -------         ------        -------         ------

NET INTEREST
 INCOME .................   $   465,000    $  (317,000)   $   148,000    $   406,000    $  (330,000)   $    76,000
                            ===========    ===========    ===========    ===========    ===========    ===========

Management's Statement of Responsibility

The consolidated financial statements and related information in the 1997 Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the consolidated financial statements and related information. Accordingly, it maintains internal controls and accounting policies and procedures designed to provide reasonable assurance of the accountability and safeguarding of the Company's assets and of the accuracy of reported financial information. These controls and procedures include: management evaluations of asset quality and the impact of economic events; organizational arrangements that provide an appropriate division of responsibility; and a program of internal audits to evaluate independently the extent of ongoing compliance with the Company's adopted policies and procedures. The responsibility of the Company's independent public accountants, KPMG Peat
Marwick LLP, is limited to the expression of an opinion as to the fair presentation of the consolidated financial statements based on their audit conducted in accordance with generally accepted auditing standards. The Board of Directors, through its Examining Committee, is responsible for insuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the consolidated financial statements. The Examining Committee, which is comprised entirely of directors who are not officers or employees of the Company, meets periodically with management, the internal auditor and the independent public accountants. The internal auditor and independent public accountants have full and free access to and meet with the Examining Committee, without management being present, to discuss financial reporting and other relevant matters. The consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

/s/ Arthur E. Keesler
      Arthur E. Keesler
President--Jeffersonville Bancorp

/s/ Raymond Walter
      Raymond Walter
President--First National Bank of Jeffersonville

/s/ K. Dwayne Rhodes
      K. Dwayne Rhodes
Treasurer--Jeffersonville Bancorp


                                                             Consolidated Balance Sheets
                                                              December 31, 1997 and 1996
                                                                  1997             1996
                                                                  ----             ----
Assets
Cash and due from banks (note 2) .......................   $   5,563,000    $   4,723,000
Federal funds sold .....................................       1,600,000        1,300,000
                                                               ---------        ---------

 Cash and cash equivalents .............................       7,163,000        6,023,000
Securities available for sale, at fair value (note 3) ..      70,793,000       64,842,000
Investment securities, estimated fair value of
 $3,821,000 in 1997 and $3,518,000 in 1996 (note 4) ....       3,738,000        3,401,000
Loans, less allowance for loan losses of $1,862,000
 in 1997 and $1,711,000 in 1996 (note 5) ...............     125,793,000      115,605,000
Accrued interest receivable ............................       1,291,000        1,168,000
Premises and equipment, net (note 6) ...................       2,609,000        2,602,000
Federal Home Loan Bank stock ...........................         753,000          717,000
Other real estate owned (note 7) .......................         301,000          831,000
Other assets ...........................................       1,218,000          924,000
                                                               ---------          -------

Total Assets ...........................................   $ 213,659,000    $ 196,113,000
                                                           =============    =============

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
  Demand deposits (non-interest bearing) ...............   $  23,545,000    $  22,044,000
Now and Super NOW accounts .............................      27,973,000       26,541,000
Savings and insured money market deposits ..............      54,513,000       53,665,000
Time deposits (note 8) .................................      73,129,000       70,680,000
                    -                                         ----------       ----------

Total deposits .........................................     179,160,000      172,930,000
Federal Home Loan Bank advances (note 9) ...............      10,000,000             --
Short-term debt ........................................         404,000          529,000
Accrued expenses and other liabilities .................       1,919,000        1,679,000
                                                               ---------        ---------

Total liabilities ......................................     191,483,000      175,138,000
                                                             -----------      -----------

Commitments and contingent liabilities (note 15) :
 Stockholders' equity (note 12)
 Series A preferred stock, no par value;
 2,000,000 shares authorized; none issued ..............            --               --
  Common stock; $0.50 par value; 2,250,000
 shares authorized; 1,234,711 shares and
1,234,778 shares issued at December 31, 1997
and 1996, respectively .................................         617,000          617,000
    Paid-in capital ....................................         446,000          447,000
    Treasury stock at cost; 51,965 shares and
    51,984 shares held at December 31, 1997
  and 1996, respectively ...............................        (206,000)        (206,000)
    Retained earnings ..................................      20,766,000       19,795,000
    Net unrealized gain on securities
    available for sale, net of tax .....................         553,000          322,000
                                                                 -------          -------

Total stockholders' equity .............................      22,176,000       20,975,000
                                                              ----------       ----------

Total liabilities and stockholders' equity .............   $ 213,659,000    $ 196,113,000
                                                           =============    =============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Years Ended December 31, 1997, 1996 and 1995
                                               1997          1996          1995
                                               ----          ----          ----
Interest Income
Loan interest and fees ..............   $11,112,000   $10,512,000   $10,149,000
Securities:
 Taxable ............................     3,153,000     2,699,000     2,847,000
 Non-taxable ........................     1,453,000     1,629,000     1,647,000
Federal funds sold ..................       129,000       104,000       225,000
                                            -------       -------       -------

Total interest income ...............    15,847,000    14,944,000    14,868,000
                                         ----------    ----------    ----------

Interest Expense
Deposits ............................     6,540,000     6,157,000     6,149,000
Federal Home Loan Bank advances .....       367,000        58,000       119,000
Other ...............................        36,000        63,000        19,000
                                             ------        ------        ------

Total interest expense ..............     6,943,000     6,278,000     6,287,000
                                          ---------     ---------     ---------

Net interest income .................     8,904,000     8,666,000     8,581,000
Provision for loan losses (note 5) ..     1,150,000       290,000       160,000
                                -         ---------       -------       -------

Net interest income after
 provision for loan losses ..........     7,754,000     8,376,000     8,421,000
                                          ---------     ---------     ---------

Non-interest Income
Service charges .....................       728,000       651,000       619,000
Net security gains (note 3) .........        91,000        95,000        33,000
Other non-interest income ...........       431,000       313,000       278,000
                                            -------       -------       -------

Total Non-interest INCOME ...........     1,250,000     1,059,000       930,000
                                          ---------     ---------       -------

Non-interest Expenses
Salaries and wages ..................     2,786,000     2,794,000     2,497,000
Employee benefits (note 14) .........       942,000       834,000       778,000
Occupancy and equipment expenses ....     1,238,000     1,049,000       936,000
Other real estate owned expenses, net       178,000       283,000       184,000
Other non-interest expenses (note 11)     1,714,000     1,761,000     1,718,000
                                  --      ---------     ---------     ---------

Total Non-interest EXPENSES .........     6,858,000     6,721,000     6,113,000
                                          ---------     ---------     ---------

Income before income taxes expense ..     2,146,000     2,714,000     3,238,000
Income tax expense (note 10) ........       383,000       569,000       814,000
                         --                 -------       -------       -------

Net income ..........................   $ 1,763,000   $ 2,145,000   $ 2,424,000
                                        ===========   ===========   ===========

Basic earnings per common share1        $      1.24   $      1.49   $      1.61

Average common shares outstanding1        1,419,000     1,441,000      1,503,000

1 All per share amounts and average shares outstanding have been adjusted for the effect of the 20% stock dividend distributed in February 1998. See note 12.
 See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes
in Stockholders' Equity
Years Ended December 31, 1997, 1996 and 1995

                              Net
                              Unrealized      Total
                              Common         Paid-in        Treasury        Retained      Gain (Loss)     Stockholders'
                               Stock         Capital           Stock        Earnings   on Securities          Equity
                               -----         -------           -----        --------   -------------          ------
Balance at
 December 31, 1994 ..   $    672,000    $  2,569,000    $   (223,000)   $ 16,756,000    $ (1,992,000)   $ 17,782,000
Net income ..........           --              --              --         2,424,000            --         2,424,000
Change in net
 unrealized gain
 (loss) on securities
 available for sale,
 net of tax .........           --              --              --              --         2,613,000       2,613,000
Cash dividends
 ($0.50 per share)1 .           --              --              --          (755,000)           --          (755,000)
Purchases and
 retirements of
common stock ........        (30,000)     (1,170,000)           --              --              --        (1,200,000)
                             -------      ----------                                                      ----------
Treasury stock sold .           --            51,000          13,000            --              --            64,000

Balance at
 December 31, 1995 ..        642,000       1,450,000        (210,000)     18,425,000         621,000      20,928,000
Net income ..........           --              --              --         2,145,000            --         2,145,000
Change in unrealized
 gain on securities
available for sale,
net of tax ..........           --              --              --              --          (299,000)       (299,000)
Cash dividends
 ($0.54 per share)1 .           --              --              --          (775,000)           --          (775,000)
Purchases and
 retirements
of common stock .....        (25,000)     (1,018,000)           --              --              --        (1,043,000)
                             -------      ----------                                                      ----------
Treasury stock sold .           --            15,000           4,000            --              --            19,000

Balance at
 December 31, 1996 ..        617,000         447,000        (206,000)     19,795,000         322,000      20,975,000
Net income ..........           --              --              --         1,763,000            --         1,763,000
Change in unrealized
 gain on securities
available for sale,
net of tax ..........           --              --              --              --           231,000         231,000
Cash dividends
 ($0.56 per share)1 .           --              --              --          (792,000)           --          (792,000)
Purchases and
 retirements
of common stock .....           --            (1,000)           --              --              --            (1,000)
                                              ------                                                          ------

Balance at
 December 31, 1997 ..   $    617,000    $    446,000    $   (206,000)   $ 20,766,000    $    553,000    $ 22,176,000
          === ====      ============    ============    ============    ============    ============    ============

1All per share amounts have been adjusted for the effect of the 20% stock dividend distributed in February 1998. See note 12. See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 1997, 1996 and 1995

                                                                           1997            1996            1995
Operating Activities
Net income ......................................................   $  1,763,000    $  2,145,000    $  2,424,000
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Provision for loan loss s .....................................      1,150,000         290,000         160,000
Write down of other real estate owned ...........................        119,000          31,000          58,000
Net gain on sales of other real estate owned ....................       (137,000)        (52,000)       (149,000)
Depreciation and amortization ...................................        516,000         423,000         368,000
Deferred income tax benefit .....................................        (55,000)       (102,000)        (94,000)
Net security gains ..............................................        (91,000)        (95,000)        (33,000)
(Increase) decrease in accrued interest receivable ..............       (123,000)         12,000         192,000
(Increase) decrease in other assets .............................       (395,000)        461,000        (396,000)
  Increase in accrued expenses and other liabilities ............        240,000         219,000         984,000
                                                                         -------         -------         -------

Net cash provided by operating activities .......................      2,987,000       3,332,000       3,514,000
                                                                       ---------       ---------       ---------

Investing Activities Proceeds from maturities and calls:
 Securities available for sale ..................................     10,443,000      10,873,000      18,412,000
 Investment securities ..........................................        770,000         983,000         773,000
Proceeds from sales of securities available for sale ............     17,345,000       3,812,000      18,496,000
Purchases:
 Securities available for sale ..................................    (33,261,000)    (18,323,000)    (24,353,000)
 Investment securities ..........................................     (1,107,000)     (2,602,000)       (644,000)
Disbursements for loan originations, net of principal collections    (11,690,000)     (7,421,000)     (8,616,000)
(Purchase) redemption of Federal Home Loan Bank stock ...........        (36,000)         19,000         (36,000)
Net purchases of premises and equipment .........................       (523,000)       (820,000)       (415,000)
Proceeds from sales of other real estate owned ..................        900,000         553,000         619,000
                                                                         -------         -------         -------

Net cash (used in) provided by
  investing activities ..........................................    (17,159,000)    (12,926,000)      4,236,000
                                                                     -----------     -----------       ---------

Financing Activities
Net increase (decrease) in deposits .............................      6,230,000       8,746,000      (1,347,000)
Proceeds from Federal Home Loan Bank advances ...................     10,000,000            --              --
Repayments of Federal Home Loan Bank advances ...................           --        (1,700,000)     (1,700,000)
Net (decrease) increase in short-term debt ......................       (125,000)        332,000        (298,000)
Cash dividends paid .............................................       (792,000)       (775,000)       (755,000)
Purchases and retirements of common stock .......................         (1,000)     (1,043,000)     (1,200,000)
                                                                          ------      ----------      ----------
Proceeds from sales of treasury stock ...........................           --            19,000          64,000

Net cash provided by (used in)
  financing activities ..........................................     15,312,000       5,579,000      (5,236,000)
                                                                      ----------       ---------      ----------

Net INCREASE (DECREASe) in cash and
  cash equivalents ..............................................      1,140,000      (4,015,000)      2,514,000
Cash and cash equivalents at beginning of year ..................      6,023,000      10,038,000       7,524,000
                                                                       ---------      ----------       ---------

Cash and cash equivalents at end of year ........................   $  7,163,000    $  6,023,000    $ 10,038,000
                                                                    ============    ============    ============

Supplemental Information
Cash paid for:
 Interest .......................................................   $  6,934,000    $  6,153,000    $  6,314,000
 Income taxes ...................................................        700,000         728,000         462,000
Transfer of loans to other real estate owned ....................        352,000         814,000         582,000
Change in net unrealized gain or loss
 on securities available for sale, net of tax ...................        231,000        (299,000)      2,613,000
Deferred tax effect of change in net unrealized
 gain or loss on securities available for sale ..................       (156,000)        206,000      (1,819,000)

                                                                        ========         =======      ==========

See accompanying notes to consolidated financial statements.
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Jeffersonville Bancorp (the "Parent Company") include its wholly-owned subsidiary, The First National Bank of Jeffersonville (the "Bank"). Collectively, these entities are referred to herein as the "Company." All significant intercompany transactions have been eliminated in consolidation. The Parent Company is a bank holding company whose principal activity is the ownership of all outstanding shares of the Bank's stock. The Bank is a commercial bank providing community banking services to individuals, small businesses and local municipal governments in Sullivan County, New York. The consolidated financial statements have been prepared, in all material respects, in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to near-term change include the allowance for loan losses and the valuation of other real estate owned, which are described below. Actual results could differ from these estimates. For purposes of the consolidated statements of cash flows, the Company considers Federal funds sold, if any, to be cash equivalents. Reclassifications are made to prior years' consolidated financial statements whenever necessary to conform to the current year's presentation

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of stockholders' equity. Non-marketable equity securities are carried at cost. At December 31, 1997 and 1996, the Company had no trading securities. Gains and losses on sales of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The amortization of premium and accretion of discount on debt securities is calculated using the level-yield interest method over the period to the earlier of the call date or maturity date. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to income.

Loans

Loans are stated at unpaid principal balances, less unearned discounts and the allowance for loan losses. Unearned discounts on installment loans are accreted into income using a method which approximates the level-yield interest method. Interest income is recognized on the accrual basis of accounting. When, in the opinion of management, the collection of interest is in doubt, the loan is classified as non-accrual. Generally, loans past due more than 90 days are classified as non-accrual. Thereafter, no interest is recognized as income until received in cash or until such time as the borrower demonstrates the ability to make scheduled payments of interest and principal.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectability of all or a portion of the principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized. The Company identifies impaired loans and measures loan impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. Under SFAS No. 114, a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. Creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses. The allowance for loan losses is maintained at a level deemed adequate by management based on an evaluation of such factors as economic conditions in the Company's market area, past loan loss experience, the financial condition of individual borrowers, and underlying collateral values based on independent appraisals. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in Sullivan County. In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the assets using straight-line or accelerated methods.

Federal Home Loan Bank Stock

As a member institution of the Federal Home Loan Bank ("FHLB"), the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost since there is no readily available market value.

Other Real Estate Owned

Other real estate owned consists of properties acquired through foreclosure and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is stated on an individual-asset basis at the lower of (i) fair value less estimated costs to sell or (ii) "cost" (defined as the fair value at initial foreclosure). When a property is acquired or a loan is classified as an in-substance foreclosure, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. If necessary, subsequent write downs to reflect further declines in fair value are included in non-interest expenses. Fair value estimates are based on independent appraisals and other available information. While management estimates real estate owned losses using the best available information, such as independent appraisals, future write downs may be necessary based on changes in real estate market conditions, particularly in Sullivan County, and the results of regulatory examinations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to "temporary differences" between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that all or a portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Common Share

The Company has adopted SFAS No. 128, "Earnings per Share," which establishes new standards for the computation and presentation of basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Entities with complex capital structures must also present diluted EPS which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common shares. The Company does not have a complex capital structure and, accordingly, has presented only basic EPS. The Company has restated prior years' EPS data to reflect its adoption of SFAS No. 128 and the 20% stock dividend distributed in February 1998 (see note 12).

2. Cash and Due From Banks

The Bank is required to maintain certain reserves in the form of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which is included in cash and due from banks, was approximately $1,000,000 at both December 31, 1997 and 1996.

3. Securities Available for Sale

The amortized cost and estimated fair values of securities available for sale are as follows at December 31: December 31, 1997

                                                      Gross           Gross     Estimated
                                      Amortized     Unrealized      Unrealized      Fair
                                        Cost          Gains           Losses       Value
                                        ----          -----           ------       -----
U.S. Government agency securities   $23,036,000   $    53,000   $   (58,000)   $23,031,000
Obligations of states and
 political subdivisions .........    18,394,000       937,000        (2,000)    19,329,000
Mortgage-backed
 securities and collateralized
mortgage obligations ............    26,495,000        70,000       (83,000)    26,482,000
Corporate debt securities .......       610,000         3,000          --          613,000
                                        -------         -----                      -------

Total debt securities ...........    68,535,000     1,063,000      (143,000)    69,455,000
Equity securities ...............     1,323,000        16,000        (1,000)     1,338,000
                                      ---------        ------        ------      ---------

                                    $69,858,000  $  1,079,000    $  (144,000)  $70,793,000

                                    ===========  ============    ===========   ===========

December 31, 1996
                                                             Gross           Gross      Estimated
                                            Amortized      Unrealized      Unrealized      Fair
                                              Cost           Gains          Losses        Value
                                              ----           -----          ------        -----
U.S. Treasury securities ............   $    100,000   $       --      $       --      $    100,000
U.S. Government agency securities ...     15,400,000           --          (170,000)     15,230,000
Obligations of states and
 political subdivisions .............     27,419,000        954,000         (73,000)     28,300,000
Mortgage-backed securities and
  collateralized mortgage obligations     20,293,000         41,000        (187,000)     20,147,000
Corporate debt securities ...........        509,000           --            (8,000)        501,000
                                             -------                         ------         -------

Total debt securities ...............     63,721,000        995,000        (438,000)     64,278,000
Equity securities ...................        573,000           --            (9,000)        564,000
                                             -------                         ------         -------

                                        $ 64,294,000   $    995,000    $   (447,000)   $ 64,842,000
                                        ============   ============    ============    ============

The net unrealized gain on available for sale securities was $935,000 ($553,000 after taxes) at December 31, 1997 and $548,000 ($322,000 after taxes) at December 31, 1996. Changes in unrealized holding gains and losses during 1997, 1996 and 1995 resulted in pre-tax increases (decreases) in stockholders' equity of $387,000, ($505,000) and $4,432,000, respectively. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions. Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $17,345,000, $3,812,000 and $18,496,000, respectively. Gross gains and gross losses realized on these transactions were as follows:

                           1997          1996        1995
                           ----          ----        ----
Gross realized gains    $ 155,000    $  96,000    $ 380,000
Gross realized losses     (64,000)      (1,000)    (347,000)
                          -------       ------     --------

  Net security gains    $  91,000    $  95,000    $ (33,000)
                        =========    =========    =========


The amortized cost and estimated fair value of debt securities available for sale at December 31, 1997, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because of security prepayments and the right of certain issuers to call or prepay their obligations.

                     Amortized     Estimated
                       Cost        Fair Value
                       ----        ----------
Within one year .   $22,952,000   $22,895,000
One to five years    29,005,000    29,487,000
Five to ten years     9,764,000    10,132,000
Over ten years ..     6,814,000     6,941,000
                      ---------     ---------

                    $68,535,000   $69,455,000
                    ===========   ===========

Substantially all mortgage-backed securities and collateralized mortgage obligations are securities guaranteed by Freddie Mac or Fannie Mae (U.S. government-sponsored entities). Securities available for sale with an estimated fair value of $36,195,000 at December 31, 1997 were pledged to secure public funds on deposit and for other purposes required by law.

4.  Investment Securities

The amortized cost and estimated fair values of investment securities are as follows as of December 31: December 31, 1997

                                             Gross       Gross     Estimated
                             Amortized    Unrealized    Unrealized    Fair
                                Cost         Gains        Losses      Value
                                ----         -----        ------      -----
Obligations of states and
 political subdivisions .   $3,738,000   $   86,000   $   (3,000)   $3,821,000
                            ==========   ==========   ==========    ==========

December 31, 1996
                                           Gross         Gross     Estimated
                             Amortized   Unrealized   Unrealized      Fair
                                Cost        Gains        Losses       Value
                                ----        -----        ------       -----
Obligations of states and
 political subdivisions .   $3,401,000   $  118,000   $   (1,000)   $3,518,000
                            ==========   ==========   ==========    ==========


The amortized cost and estimated fair value of these securities at December 31, 1997, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because certain issuers have the right to call or prepay their obligations


                     Amortized    Estimated
                        Cost     Fair Value
                        ----     ----------
Within one year .   $  923,000   $  940,000
One to five years    2,391,000    2,439,000
Five to ten years      387,000      400,000
Over ten years ..       37,000       42,000
                        ------       ------

                    $3,738,000   $3,821,000
                    ==========   ==========

There were no sales of investment securities in 1997, 1996 or 1995.

5. Loans

The major classifications of loans are as follows at December 31:
                                   1997             1996
                                   ----             ----
Real estate loans:
 Residential .............   $  65,599,000    $  67,577,000
 Commercial ..............      21,921,000       15,689,000
 Farm land ...............       1,550,000        1,560,000
 Construction ............       1,348,000        1,636,000
 Home equity .............       7,677,000        4,331,000
                                 ---------        ---------

                                98,095,000       90,793,000
                                ----------       ----------
Other loans:
 Commercial loans ........      12,314,000        9,960,000
Consumer installment loans      18,907,000       17,846,000
Other consumer loans .....       1,437,000        1,567,000
Agricultural loans .......         446,000          542,000
                                   -------          -------

                                33,104,000       29,915,000
                                ----------       ----------

Total loans ..............     131,199,000      120,708,000
Unearned discounts .......      (3,544,000)      (3,392,000)
Allowance for loan losses       (1,862,000)      (1,711,000)
                                ----------       ----------

TOTAL LOANS, net .........   $ 125,793,000    $ 115,605,000
                             =============    =============

The Company originates residential and commercial real estate loans, as well as commercial, agricultural and consumer loans, to borrowers in Sullivan County, New York. A substantial portion of the loan portfolio is secured by real estate properties located in that area. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

Non-performing loans are summarized as follows at December 31:
                                    1997         1996         1995
                                    ----         ----         ----
Non-accrual loans ............   $3,324,000   $2,572,000   $2,475,000
Restructured loans ...........         --        481,000      841,000
Loans past due 90 days or more
 and still accruing interest .      368,000    1,423,000      863,000
                                    -------    ---------      -------

Total non-performing loans ...   $3,692,000   $4,476,000   $4,179,000
                                 ==========   ==========   ==========

Non-performing loans
 as a percentage of total loans      2.8%        3.7%         3.6%
                                     ===         ===          ===


The effects of non-accrual and restructured loans on interest income were as follows for the years ended December 31:
                                                 1997        1996        1995
                                                 ----        ----        ----
Interest contractually due at original rates  $ 285,000   $ 280,000   $ 402,000
Interest income recognized .................   (124,000)   (200,000)   (192,000)
                                               --------    --------    --------

Interest income not recognized .............  $ 161,000   $  80,000   $ 210,000
                                              =========   =========   =========


Changes in the allowance for loan losses are summarized as follows for the years ended December 31:

                                       1997          1996          1995
                                       ----          ----          ----
Balance at beginning of the year  $ 1,711,000   $ 1,629,000   $ 1,592,000
Provision for loan losses ......    1,150,000       290,000       160,000
Loans charged-off ..............   (1,255,000)     (346,000)     (384,000)
Recoveries .....................      256,000       138,000       261,000
                                      -------       -------       -------

Balance at end of the year         $1,862,000    $1,711,000    $1,629,000
                                   ==========    ==========    ==========

SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Company's ongoing loan review procedures (principally commercial mortgage loans and commercial loans). As of December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $1,550,000 and $1,922,000, respectively. There was no allowance for loan impairment under SFAS No. 114 at either date, primarily due to prior charge-offs and the adequacy of collateral values on these loans. During 1997, 1996 and 1995, the average recorded investment in impaired loans was $1,564,000, $1,668,000 and $1,634,000, respectively. Interest income of $124,000, $146,000 and $83,000 was recognized on impaired loans during 1997, 1996 and 1995, respectively, using a cash-basis method of accounting

6. Premises and Equipment

The major  classifications  of premises and equipment are as follows at December
31:
                                                   1997        1996
                                                   ----        ----
Land .........................................  $  392,000  $  376,000
Buildings ....................................   2,121,000   2,112,000
Furniture and fixtures .......................     414,000     399,000
Equipment ....................................   3,588,000   3,150,000
Building and leasehold improvements ..........     500,000     387,000
Construction in progress .....................       1,000      69,000
                                                     -----      ------

                                                 7,016,000   6,493,000
Less accumulated depreciation and amortization   4,407,000   3,891,000
                                                 ---------   ---------

                                                $2,609,000  $2,602,000
                                                ==========  ==========

Depreciation and amortization expense was $516,000, $423,000 and $368,000 in 1997, 1996 and 1995, respectively.

7. Other Real Estate Owned

At December 31, 1997, real estate owned represented ten foreclosed properties. Property distribution consisted of one commercial, two vacant land and seven one- to four- family properties. At December 31, 1996, real estate owned represented fifteen foreclosed properties. Property distribution consisted of three commercial, three vacant land and nine one- to four- family properties.

8.Time Deposits

The approximate amount of contractual maturities of time deposit accounts at December 31, 1997 are as follows:

                             1997
                             ----
Within one year ....  $50,966,000
One to two years ...   14,604,000
  Two to three years    3,559,000
Three to four years     2,368,000
 Over four years ...    1,632,000
                        ---------

                      $73,129,000
                      ===========

Individual time deposits of $100,000 or more totaled $9,109,000 at December 31, 1997 and $10,535,000 at December 31, 1996. Interest expense related to time deposits over $100,000 was $659,000, $422,000 and $344,000 for 1997, 1996 and
1995,  respectively.

9. Federal Home Loan Bank Advances

FHLB borrowings of $10,000,000 at December 31, 1997 represented two variable-rate advances with an average interest rate of 5.70%. These advances are due in 1998. As a member of the FHLB of New York, the Bank may have outstanding FHLB advances of up to approximately $20,651,000 at December 31, 1997, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $10,651,000 at December 31, 1997. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at December 31, 1997.

10.  Income  Taxes

The components of income tax expense are as follows for the years ended December 31:

                         1997        1996        1995
                         ----        ----        ----
Current tax expense:
 Federal ...........  $ 439,000   $ 470,000   $ 622,000
 State .............    143,000     201,000     286,000
Deferred tax benefit   (199,000)   (102,000)    (94,000)
                       --------    --------     -------

                      $ 383,000   $ 569,000   $ 814,000
                      =========   =========   =========

The reasons for the differences between income tax expense and the amount computed by applying the statutory Federal tax rate of 34% to income before income taxes are as follows:
                                              1997          1996          1995
                                              ----          ----          ----
Tax at statutory rate .................  $   730,000   $   923,000   $ 1,101,000
State taxes, net of Federal tax benefit       81,000       123,000       168,000
Tax-exempt interest ...................     (494,000)     (554,000)    (560,000)
Interest expense allocated
 to tax-exempt securities .............       62,000        63,000        74,000
Other adjustments .....................        4,000        14,000        31,000
                                               -----        ------        ------

Income tax expense ....................  $   383,000   $   569,000   $   814,000
                                         ===========   ===========   ===========

The tax effects of temporary differences and tax credits that give rise to deferred tax assets and liabilities at December 31 are presented below
:
                                               1997         1996
                                               ----         ----
Deferred tax assets:
 Allowance for loan losses in
  excess of tax bad debt reserve ........  $ 487,000   $ 467,000
 Interest on non-accrual loans ..........    174,000     155,000
 Alternative minimum tax credit .........    183,000      64,000
 Postretirement benefits ................     56,000        --
                                              ------

Total deferred tax assets ...............    900,000     686,000
                                             -------     -------

Deferred tax liabilities:
 Prepaid expenses .......................   (186,000)   (173,000)
 Other taxable temporary differences ....    (63,000)    (61,000)
                                             -------     -------

Total deferred tax liabilities ..........   (249,000)   (234,000)

Net deferred tax asset ..................    651,000     452,000
Deferred tax liability for net unrealized
 gain on securities available for sale ..   (382,000)   (226,000)
                                            --------    --------

Net deferred tax asset ..................  $ 269,000   $ 226,000
                                           =========   =========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets, a valuation allowance was not considered necessary at December 31, 1997 and 1996.

11. Other  Non-Interest  Expenses

The major components of other non-interest expenses are as follows for the years ended December 31:


                                         1997        1996        1995
                                         ----------------------------
Stationery and supplies ...........  $  215,000  $  206,000  $  198,000
Director expenses .................     230,000     254,000     237,000
ATM and credit card processing fees     222,000     178,000     157,000
Federal deposit insurance costs ...      21,000       2,000     190,000
Other expenses ....................   1,026,000   1,121,000     936,000
                                      ---------   ---------     -------

                                     $1,714,000  $1,761,000  $1,718,000
                                     ==========  ==========  ==========

12. Stockholders' Equity

Regulatory Capital Requirements National banks are required to maintain minimum levels of regulatory capital in accordance with regulations of the Office of the Comptroller of the Currency ("OCC"). The Federal Reserve Board ("FRB") imposes similar requirements for consolidated capital of bank holding companies. The OCC and FRB regulations require a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0%, and minimum ratios of Tier I and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have a direct material effect on a bank's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors. Management believes that, as of December 31, 1997 and 1996, the Bank and the Parent Company met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized bank under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification. The following is a summary of the actual capital amounts and ratios as of December 31, 1997 and 1996 for the Bank and the Parent Company (consolidated), compared to the required ratios for minimum capital adequacy and for classification as well-capitalized:
1997                                                   Required Ratios
----                                                   ---------------
                              Actual     Minimum  Capital      Classification as

                              Amount     Ratio    Adequacy      Well Capitalized
                              ------     -----    --------      ----------------

Bank
Leverage (Tier I) capital  $19,042,000     8.8%     4.0%              5.0%
Risk-based capital:
 Tier I .................   19,042,000    16.0      4.0               6.0
 Total ..................   20,506,000    17.2      8.0              10.0
Consolidated
Leverage (Tier I) capital  $21,623,000    10.0%     4.0%
Risk-based capital:
 Tier I .................   21,623,000    17.7      4.0
 Total ..................   23,117,000    19.0      8.0

1996                                                  Required Ratios
----                                                  ---------------

                                Actual  Minimum Capital      Classification as
                                Amount   Ratio Adequacy      Well Capitalized
                                ------   --------------      ----------------

Bank
Leverage (Tier I) capital  $18,782,000     9.4%  4.0%              5.0%
Risk-based capital:
 Tier I .................   18,782,000    17.8   4.0               6.0
 Total ..................   20,105,000    19.1   8.0              10.0
Consolidated
Leverage (Tier I) capital  $20,653,000    10.4%  4.0%
Risk-based capital:
 Tier I .................   20,653,000    19.3   4.0
 Total ..................   21,996,000    20.6   8.0

Basic Earnings Per Common Share

Basic earnings per common share was computed based on average outstanding common shares of 1,419,000 in 1997, 1,441,000 in 1996 and 1,503,000 in 1995, all of
which have been adjusted for the effect of the 20% stock dividend distributed in February 1998. For purposes of computing basic earnings per share, income available to common stockholders equaled net income for 1997, 1996 and 1995.

Stock  Dividend

On January 14, 1998,  the Parent  Company  announced a 20% stock dividend payable on February 10, 1998 to common stockholders of record as of January 27, 1998. Under the terms of the dividend, stockholders received a dividend of one share of common stock for every five shares owned as of the record date, plus cash in lieu of any fractional shares. A total of 236,514 common shares were issued in connection with the stock dividend
 .
 Dividend Restrictions

 Dividends paid by the Bank are the primary source of funds available to the Parent Company for payment of dividends to its stockholders and for other working capital needs. Applicable Federal statutes, regulations and guidelines impose restrictions on the amount of dividends that may be declared by the Bank. Under these restrictions, the dividends declared and paid by the Bank to the Parent Company may not exceed the total amount of the Bank's net profit retained in the current year plus its retained net profits, as defined, from the two preceding years. As of December 31, 1997, this total amount was approximately $370,000.

Preferred  Stock Purchase  Rights

On July 9, 1996, the Board of Directors declared a dividend distribution of one purchase right ("Right") for each outstanding share of Parent Company common stock ("Common Stock"), to stockholders of record at the close of business on July 9, 1996. The Rights have a 10-year term. The Rights become exercisable (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that, if successful, would result in an acquiring person or group beneficially owning 30% or more of the outstanding Common Stock (unless such tender or exchange offer is predicated upon the redemption of the Rights). When the Rights become exercisable, a holder is entitled to purchase one one-hundredth of a share, subject to adjustment, of Series A Preferred Stock of the Parent Company or, upon the occurrence of certain events described below, Common Stock of the Parent Company or common stock of an entity that acquires the Company. The purchase price per one one-hundredth of a share of Series A Preferred Stock ("Purchase Price") will equal the Board of Directors' judgment as to the "long-term investment value" of one share of Common Stock at the end of the 10-year term of the Rights. Upon the occurrence of certain events (including certain acquisitions of more than 20% of the Common Stock by a person or group), each holder of an unexercised Right will be entitled to receive Common Stock having a value equal to twice the Purchase Price of the Right. Upon the occurrence of certain other events (including acquisition of the Parent Company in a merger or other business combination in which the Parent Company is not the surviving corporation), each holder of an unexercised Right will be entitled to receive common stock of the acquiring person having a value equal to twice the Purchase Price of the Right. The Parent Company may redeem the Rights (to the extent not exercised) at any time, in whole but not in part, at a price of $0.01 per Right.

13.  Related  Party

Transactions Certain directors and executive officers of the Company, as well as certain affiliates of these directors and officers, have engaged in loan transactions with the Company. Such loans were made in the ordinary course of business at the Company's normal terms, including interest rates and collateral requirements, and do not represent more than normal risk of collection. Outstanding loans to these related parties are summarized as follows at December 31:
                                         1997        1996
                                         ----        ----

Directors .......................  $1,214,000  $  720,000
Executive officers (non-director)     135,000     136,000
                                      -------     -------

                                   $1,349,000  $  856,000
                                   ==========  ==========

Total advances to these directors and officers during the years 1997 and 1996 were $926,000 and $577,000, respectively. Total payments made on these loans were $433,000 in 1997 and $615,000 in 1996. These directors and officers had unused lines of credit with the Company of $252,000 at December 31, 1997.

14.Employee Benefit Plans

Pension Plan The Company has a non-contributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's average compensation during the five consecutive years in the last ten years of employment affording the highest such average. The Company's funding policy is to contribute annually an amount sufficient to satisfy the minimum funding requirements of ERISA, but not greater than the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

The following is a reconciliation of the plan's funded status and the amounts recognized in the consolidated balance sheets at December 31:

                                                                  1997          1996
Accumulated benefit obligation, including vested benefits
 of $2,066,000 in 1997 and $1,948,000 in 1996 ...........  $(2,079,000)  $(1,958,000)
    ==========    ====     ==========    ====              ===========   ===========

Projected benefit obligation for service rendered to date  $(2,732,000)  $(2,605,000)
Plan assets at fair value, primarily listed stocks and
 U.S. Government securities .............................    2,660,000     2,139,000
                                                             ---------     ---------

Projected benefit obligation in excess of plan assets ...      (72,000)     (466,000)
Unrecognized net loss from past experience different
 from that assumed and effects of changes in assumptions       435,000       797,000
Unrecognized prior service cost .........................      (32,000)      (49,000)
Unrecognized net transition obligation ..................      (35,000)      (40,000)
                                                               -------       -------

Prepaid pension cost ....................................  $   296,000   $   242,000
                                                           ===========   ===========





Net pension expense included the following components:

                                                   1997        1996        1995
                                                   ----        ----        ----
Service cost (benefits earned during the year)$ 118,000   $ 112,000   $  90,000
Interest cost on projected benefit obligation   181,000     172,000     157,000
Return on plan assets ........................ (459,000)   (195,000)   (205,000)
Net amortization and deferral ................  301,000      60,000      72,000
                                                -------      ------      ------

Net pension expense ..........................$ 141,000   $ 149,000   $ 114,000
                                              =========   =========   =========


Following are the significant assumptions used in determining the actuarial present value of the projected benefit obligation at December 31:

                                    1997   1996   1995
                                    ----   ----   ----
Weighted average discount rate      7.25   7.25   7.25%
Increase in future compensation     5.00   5.00   5.00%

The expected long-term rate of return on plan assets was 8.50% for 1997, 1996 and 1995.

The Company accounts for the cost of these postretirement benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Accordingly, the cost of these benefits is recognized on an accrual basis as employees perform services to earn the benefits. The Company adopted SFAS No. 106 as of January 1, 1993 and elected to amortize the accumulated benefit obligation at that date ("transition obligation") into expense over the allowed period of 20 years. The following is a reconciliation of the plan's unfunded benefit obligations and the amounts recognized in the consolidated balance sheets at December 31:

                                                 1997          1996
                                                 ----          ----
Accumulated postretirement benefit obligation:
 Retirees ..............................     $(385,000)     $(207,000)
 Fully-eligible active plan participants       (40,000)       (52,000)
 Other active plan participants ........      (564,000)      (341,000)
                                              --------       --------

                                              (989,000)      (600,000)
Unrecognized transition obligation .....       276,000        294,000
Unrecognized net loss (gain) ...........       156,000       (149,000)
                                               -------       --------

Accrued postretirement benefit cost ....     $(557,000)     $(455,000)
                                             =========      =========

Net postretirement benefit expense included the following components:

                                                    1997      1996      1995
                                                    ----      ----      ----
Service cost (benefits earned during the year)   $ 52,000  $ 34,000  $ 52,000
Interest cost on accumulated benefit obligation    60,000    39,000    59,000
Net amortization and deferral .................    19,000    14,000    24,000
                                                   ------    ------    ------

Net postretirement benefit expense ............  $131,000  $ 87,000  $135,000
                                                 ========  ========  ========

The discount rate used in determining the accumulated postretirement benefit obligation was 7.00% at December 31, 1997, and 7.25% at both December 31, 1996 and 1995. For measurement purposes at December 31, 1997, an 8.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for medical coverage in 1998; the rate was assumed to decrease gradually to 4.00% by 2001 and to remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $155,000 and the aggregate of the service and interest cost components of the net postretirement benefit expense by approximately $28,000.

Tax-Deferred  Savings Plan

The Company maintains a qualified 401(k) plan for all employees, which permits tax-deferred employee contributions up to 15% of salary and provides for matching contributions by the Company. Beginning in 1996, the Company matches 100% of employee contributions up to 4% of the employee's salary and 25% of the next 2% of the employee's salary. The Company continues to match 25% of employee contributions beyond 6% of the employee's salary until the total matching contribution reaches $1,500 or 15%. For 1995, the Company contributed a maximum of fifty cents for each dollar contributed by each participating employee, up to a maximum of $1,500 per employee. The Company contributed approximately $117,000 in 1997, $93,000 in 1996 and $53,000 in 1995.

15. Commitments and Contingent  Liabilities

Legal  Proceedings
The Parent Company and the Bank are, from time to time, defendants in legal proceedings relating to the conduct of their business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

Off-Balance-Sheet  Financial  Instruments

The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These are limited to commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments. The Company's maximum exposure to credit loss in the event of non-performance by the other party to these instruments represents the contract amounts, assuming that they are fully funded at a later date and any collateral proves to be worthless. The Company uses the same credit policies in making commitments as it does for on-balance-sheet extensions of credit. Contract amounts of financial instruments that represent agreements to extend credit are as follows at December 31:

                                1997        1996
                                ----        ----
Loan origination commitments
and unused lines of credit:
  Mortgage loans ........  $ 1,475,000  $ 1,468,000
  Commercial loans ......    6,544,000    4,512,000
  Credit card lines .....    2,606,000    2,544,000
  Home equity lines .....    1,902,000    1,730,000
  Other revolving credit     1,294,000    1,265,000
                             ---------    ---------

                            13,821,000   11,519,000
Standby letters of credit      453,000      140,000
                               -------      -------

                           $14,274,000  $11,659,000
                           ===========  ===========

These agreements to extend credit have been granted to customers within the Company's lending area described in note 5 and relate primarily to fixed-rate loans. Loan origination commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These agreements generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since commitments and lines of credit may expire without being fully drawn upon, the total contract amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, equipment, inventory, livestock and income-producing commercial property. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers

16. Fair Values of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its on- and off-balance-sheet financial instruments. SFAS No. 107 defines fair value as the amount at which the financial instrument could be exchanged in a current transaction between parties other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument, nor do they reflect possible tax ramifications or transaction costs. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business or the value of non-financial assets and liabilities such as premises and equipment. In addition, there are significant unrecognized intangible assets that are not included in these fair value estimates, such as the value of "core deposits" and the Company's branch network.

The following is a summary of the net carrying values and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at December 31:
 December 31, 1997
                                  Net Carryi     Estimated
                                     Value      Fair Value
                                     -----      ----------
Financial Assets:
Cash and cash equivalents .....  $  7,163,000  $  7,163,000
Securities available for sale .    70,793,000    70,793,000
Investment securities .........     3,738,000     3,821,000
Loans .........................   125,793,000   127,054,000
Accrued interest receivable ...     1,291,000     1,291,000
Federal Home Loan Bank stock ..       753,000       753,000
Financial Liabilities:
Demand deposits
 (non-interest bearing) .......    23,545,000    23,545,000
Interest-bearing deposits .....   155,615,000   155,678,000
Federal Home Loan Bank advances    10,000,000    10,000,000
Short-term debt ...............       404,000       404,000
Accrued interest payable ......       610,000       610,000

December 31, 1996
                                Net Carrying    Estimated
                                    Value      Fair Value
                                    -----      ----------
Financial Assets:
Cash and cash equivalents ...  $  6,023,000  $  6,023,000
Securities available for sale    64,482,000    64,482,000
Investment securities .......     3,401,000     3,518,000
Loans .......................   115,605,000   116,992,000
Accrued interest receivable .     1,168,000     1,168,000
Federal Home Loan Bank stock        717,000       717,000
Financial Liabilities:
Demand deposits
 (non-interest bearing) .....    22,044,000    22,044,000
Interest-bearing deposits ...   150,886,000   151,043,000
Short-term debt .............       529,000       529,000
Accrued interest payable ....       601,000       601,000

The specific estimation methods and assumptions used can have a substantial impact on the estimated fair values. The following is a summary of the significant methods and assumptions used by the Company to estimate the fair values shown in the preceding table:

Securities

The  carrying   values  for  securities   maturing  within  90  days
approximate fair values because there is little interest rate or credit risk associated with these instruments. The fair values of longer-term securities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair values of certain state and municipal securities are not readily available through market sources; accordingly, fair value estimates are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer, real estate and other loans. Each loan category is further segregated into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair values of performing loans are calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risks inherent in the loans. Estimated maturities are based on contractual terms and repricing opportunities. The fair values of non-performing loans are based on recent external appraisals and discounted cash flow analysis. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market information and specific borrower information.

Deposit Liabilities

The fair values of deposits with no stated maturity (such as checking, savings and money market deposits) equal the carrying amounts payable on demand. The fair values of time deposits are based on the discounted value of contractual cash flows (but are not less than the net amount at which depositors could settle their accounts). The discount rates are estimated based on the rates currently offered for time deposits with similar remaining maturities.

Federal  Home Loan Bank

Advances The fair value was estimated by discounting scheduled cash flows through maturity using current market rates.

Other Financial  Instruments

The fair values of cash and cash equivalents, FHLB stock, accrued interest receivable, accrued interest payable and other short-term debt approximated their carrying values at December 31, 1997 and 1996. The fair values of the agreements to extend credit described in note 15 are estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value estimates also consider the difference between current market interest rates and the committed rates. At December 31, 1997 and 1996, the fair values of these financial instruments approximated the related carrying values which were not significant

17. Recent Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for fiscal years beginning after December 15, 1997. Management will provide the required information for inclusion in the Company's 1998 consolidated financial statements. In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for disclosure of entity-wide financial information about products and services, geographic areas and major customers. This Statement is effective for fiscal years beginning after December 15, 1997. Management will provide the required information for inclusion in the Company's 1998 annual consolidated financial statements.

18. Condensed Parent Company Financial  Statements

The following are the condensed parent company only financial statements for Jeffersonville Bancorp:

Balance Sheets
(Parent Company Only)
As of December 31,
                                                    1997        1996
                                                    ----        ----
Assets
Cash .......................................  $    95,000  $   155,000
Securities available for sale, at fair value    1,296,000      523,000
Investment in subsidiary ...................   19,586,000   19,112,000
Premises and equipment, net ................    1,272,000    1,324,000
Other assets ...............................       21,000         --
                                                   ------

Total assets ...............................  $22,270,000  $21,114,000
                                              ===========  ===========

Liabilities and Stockholders' Equity
Liabilities ................................  $    94,000  $   139,000
Stockholders' equity .......................   22,176,000   20,975,000
                                               ----------   ----------

Total liabilities and stockholders' equity    $22,270,000  $21,114,000
                                              ===========  ===========

Statements
of Income
(Parent Company Only)

For Years Ended December 31,                1997         1996          1995
----------------------------                ----         ----          ----
Dividend income from subsidiary ...  $ 1,375,000  $ 2,253,000   $ 2,090,000
Dividend income on securities
available for sale ................       72,000         --            --
                                          ------

                                       1,447,000    2,253,000     2,090,000
                                       ---------    ---------     ---------

Rental income from subsidiary .....      245,000      246,000       209,000
                                         -------      -------       -------

Occupancy and equipment expenses ..       62,000       63,000        53,000
Other non-interest expense ........       34,000      100,000        41,000
                                          ------      -------        ------

                                          96,000      163,000        94,000
                                          ------      -------        ------

Income before income taxes and
 undistributed income of subsidiary    1,596,000    2,336,000     2,205,000
Income tax expense ................       93,000       34,000        47,000
                                          ------       ------        ------

Income before undistributed
 income of subsidiary .............    1,503,000    2,302,000     2,158,000
Equity in undistributed
 income of subsidiary .............      260,000     (157,000)      266,000
                                         -------     --------       -------

Net income ........................  $ 1,763,000  $ 2,145,000   $ 2,424,000
                                     ===========  ===========   ===========


Statements
of Cash Flows
(Parent Company Only)

For Years Ended December 31,                        1997          1996          1995
----------------------------                        ----          ----          ----
Operating Activities
  Net income ..............................  $ 1,763,000   $ 2,145,000   $ 2,424,000
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Equity in undistributed income
 of subsidiary ............................     (260,000)      157,000      (266,000)
  Depreciation and amortization ...........       62,000        63,000        53,000
  Other adjustments, net ..................      (72,000)       27,000         9,000
                                                 -------        ------         -----

Net cash provided
 by operating activities ..................    1,493,000     2,392,000     2,220,000
                                               ---------     ---------     ---------

Investing Activities
Purchases of securities available for sale      (750,000)     (500,000)         --
Purchases of premises and equipment .......      (10,000)      (90,000)     (245,000)
                                                 -------       -------      --------

cash used in investing activities .........     (760,000)     (590,000)     (245,000)
                                                --------      --------      --------

Financing Activities
Cash dividends paid .......................     (792,000)     (775,000)     (755,000)
Purchases and retirements of common stock .       (1,000)   (1,043,000)   (1,200,000)
Proceeds from sales of treasury stock .....         --          19,000        64,000
                                                 ------         ------        ------

Net cash used in financing activities .....     (793,000)   (1,799,000)   (1,891,000)
                                                --------    ----------    ----------

Net (decrease) increase in cash ...........      (60,000)        3,000        84,000
Cash at beginning of year .................      155,000       152,000        68,000
                                                 -------       -------        ------

Cash at end of year .......................  $    95,000   $   155,000   $   152,000
                                             ===========   ===========   ===========

19. Summary of Unaudited Quarterly Financial Information
The following is a condensed summary of quarterly results of operations for 1997 and 1996:

1997
                               March 31       June 30      September 30   December 31      Total
                               --------       -------      ------------   -----------      -----
Interest income .........  $  3,749,000   $  3,881,000   $  4,078,000   $  4,139,000   $ 15,847,000
Interest expense ........    (1,610,000)    (1,748,000)    (1,729,000)    (1,856,000)    (6,943,000)
                             ----------     ----------     ----------     ----------     ----------

Net interest income .....     2,139,000      2,133,000      2,349,000      2,283,000      8,904,000
Provision for loan losses       (90,000)      (350,000)      (256,000)      (454,000)    (1,150,000)
Non-interest income .....       265,000        409,000        291,000        285,000      1,250,000
Non-interest expenses ...    (1,692,000)    (1,631,000)    (1,728,000)    (1,807,000)    (6,858,000)
                             ----------     ----------     ----------     ----------     ----------

Income before taxes .....       622,000        561,000        656,000        307,000      2,146,000
Income taxes ............      (121,000)       (90,000)      (141,000)       (31,000)      (383,000)
                               --------        -------       --------        -------       --------

Net income ..............  $    501,000   $    471,000   $    515,000   $    276,000   $  1,763,000
                           ============   ============   ============   ============   ============

Basic earnings per share1  $      0.35     $      0.33    $      0.36    $      0.20    $      1.24


1996
                               March 31       June 30      September 30   December 31      Total
Interest income .........  $  3,657,000   $  3,752,000   $  3,727,000   $  3,808,000   $ 14,944,000
Interest expense ........    (1,536,000)    (1,557,000)    (1,573,000)    (1,612,000)    (6,278,000)
                             ----------     ----------     ----------     ----------     ----------

Net interest income .....     2,121,000      2,195,000      2,154,000      2,196,000      8,666,000
Provision for loan losses          --          (60,000)       (60,000)      (170,000)      (290,000)
Non-interest income .....       220,000        310,000        211,000        318,000      1,059,000
Non-interest expenses ...    (1,518,000)    (1,737,000)    (1,680,000)    (1,786,000)    (6,721,000)
                             ----------     ----------     ----------     ----------     ----------

Income before taxes .....       823,000        708,000        625,000        558,000      2,714,000
Income taxes ............      (201,000)      (119,000)      (130,000)      (119,000)      (569,000)
                               --------       --------       --------       --------       --------

Net income ..............  $    622,000   $    589,000   $    495,000   $    439,000   $  2,145,000
                           ============   ============   ============   ============   ============

Basic earnings per share1   $      0.42    $      0.41    $      0.35    $      0.31      $      1.49
                        =   ===========    ===========    ===========    ===========      ===========


1All per share amounts have been adjusted for the effect of the 20% stock dividend distributed in February 1998. See note 12.

Independent Auditors' Report

KPMG Peat Marwick LLP
Certified Public Accountants
The Board of Directors and Stockholders
Jeffersonville Bancorp:
We have audited the accompanying consolidated balance sheets of Jeffersonville Bancorp and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jeffersonville Bancorp and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles. /s/ KPMG Peat Marwick LLP Albany, New York February 13, 1998

Jeffersonville  Bancorp  Board of  Directors

Arthur E. Keesler
Chairman of the Board Retired Chief Executive Officer First National Bank of Jeffersonville Jeffersonville, New York

Honorable  Lawrence H. Cooke
Chief  Judge of the  State of New  York  Retired

John W.  Galligan  Owner
John Galligan,   Land  Surveyor  Monticello,   New  York  Surveyor

John  K.  Gempler
Secretary/Treasurer Callicoon Co-op Insurance Company Jeffersonville, New York Insurance Company

Douglas A.  Heinle
Postmaster  Cochecton  Center  Cochecton Center, New York

Solomon Katzoff
President Katzoff Realty, Inc.  Jeffersonville, New York Real Estate  Sale

Gibson  McKean
 President  McKean Real Estate,  Inc. Barryville,  New York Real Estate Sales

James F. Roche
President  Roche's Garage Inc.  Callicoon,  New York Automobile Dealer

Frederick W. V. Schadt
Schadt and Schadt Jeffersonville, New York Attorneys

Edward T. Sykes
President Mike Preis Inc. Callicoon, New York Insurance Agency

Raymond Walter
President First National  Bank of  Jeffersonville  Jeffersonville,  New York

Gilbert  E.  Weiss
Retired  Chief   Executive   Officer  First  National  Bank  of   Jeffersonville
Jeffersonville,  New York

Earl A.  Wilde
Retired Sullivan County Cooperative Extension Liberty, New York

Officers

Arthur E. Keesler      Raymond Walter      John K. Gempler      K. Dwayne Rhodes
President              Vice President       Secretary               Treasurer

The First National Bank of Jeffersonville

Officers

Arthur E. Keesler
Chairman of the Board
Raymond Walter
President and Chief Executive Officer
K. Dwayne Rhodes
Executive Vice President and Cashier
John M. Riley
Senior Vice President--Loans
Theodore Bertot
Auditor
Charles E. Burnett
Controller
June B. Tegeler
Vice President and Branch Manager
Claire Pecsi
Vice President--Human Resources
Tatiana Hahn
Vice President
Susan A. Bodenstein
Assistant Vice President--Operations
Jacqueline M. Gieger
Operations Manager
Pearl L. Gain
Assistant Cashier--Accounting
Rhonda Decker
Branch Manager
Raymond W. Browne
Branch Manager
Tanja McKerrell
Branch Manager
Kathleen Beseth
Branch Manager
Edith Houghtaling
Assistant Branch Manager
Janet Siano
Assistant Branch Manager
Stacey Stephenson
Assistant Branch Manager
Linda Fisk
Sales Manager
Sandra S. Sipple
Sales Manager
Florence Horecky
Sales Manager
Loreen Gebelein
Mortgage Administrator
Andrew McKean
Commercial Loan Officer
Barbara Hahl
Marketing Manager
Staff

Melissa Adams
Dianne Banks
Amy Bernhardt
Geri Bennett
Dawn Berst
Renae Bishop
Jerilynn Brock
Michelle Brockner
Nancy Brown
MaryPaige Lange-Clouse
Nancy Crumley
Lydia D'Antoni
Charles DelGenovese, Sr. Joan DelGenovese Jane DePaolo Susan DeVito Denise Diehl Cathleen Doherty Barbara Donnelly Lisa Dreher Kelly Ellsworth Daniel Fenton Linda Fisk Deborah Forsblom Lorraine Forster Dawn Gandy JoAnne Girardi Nina Gorton Troy Gorton Vivian Grabek Cynthia Gregson Christine Gruber Justine Hageman Eugene Hahn Kerline Harman Alisa Horan Cathy Horan Martha Huebsch Heidi Hulse Betty Johaneman Marilyn Kaempfe Helen Karkkainen Jean Kelly Jessica Kenyon Lauren Kickuth Trishia Kinney Brandy Leonardo Patricia Leonardo Dana LeRoy Shirley Lindsley Michele Lupardo Merrily Lynch Linda Mall JoAnn Malley Diane
McGrath  Jonathan  McGruder  Mariann  McKay Tina  Millis  Ruth Mootz Rose Morell
Deborah Muzuruk Gale Myers Lorraine Niemann Kelli Pagan George Palmer Valerie Panich Jenny Peters Denise Price Barbara Pietrucha Jimmy Porter Alice Reisen Janet Reis Andrew Richardson Damaris Rios Sandra Ross John Rudy Beth Schumacher Catherine Sigelakis Crystal Smith Susan TerBush Barbara Walter Jayne Wartell Carol Welton Everett Williams Jean Wood Heather Worzel Luz Young

Corporate Information

Corporate Headquarters Jeffersonville Bancorp 300 Main Street P.O. Box 398 Jeffersonville, New York 12748 Tel. (914) 482-4000

www.jeffbank.com  EMAIL jeffbank  @jeffbank.com

Description  of  Business

Jeffersonville Bancorp is a one-bank holding company formed in June 1982, under the laws of the State of New York. Its subsidiary is The First National Bank of Jeffersonville, which serves Sullivan County, New York and surrounding communities in Southeastern, New York through eight offices. A full-service commercial bank, it provides a broad range of financial products, including demand and time deposits, mortgage, consumer, commercial and agricultural loans.

Annual Meeting

The Annual Meeting of stockholders will be held on Tuesday, April 28, 1998 at 3:00 p.m., in the Company's Board Room at Jeffersonville, New York. Annual Report on Form 10-K Upon written request, Company management will provide, without charge, a copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission. Requests for this information should be submitted to the Company's Treasurer at the above address.

Stock Information

The Company's common stock has traded in the Over-the-Counter market under the symbol JFBC since January 1997. Ryan Beck & Company of West Orange, New Jersey is the primary market maker (contact Andrew Lieb at 800-342-2325). On January 14, 1998, Jeffersonville Bancorp announced a 20% stock dividend payable on February 10, 1998 to common stockholders of record as of January 27, 1998. Under the terms of the dividend, stockholders received a dividend of one share of common stock for every five shares owned as of the record date. Cash was paid in lieu of fractional shares. Shareholders participating in our Dividend Reinvestment Plan have been credited for the fractional shares. In January 1998, the Company's stock traded for $20.41 to $23.75 per share. These prices have been adjusted to reflect the 20% stock dividend discussed above. During 1997, the Company's Board of Directors declared two cash dividends, in June for $0.32 per share and in December for $0.35 per share (or $0.267 and $0.292, respectively, after adjustment for the stock dividend). Cash dividends of $0.32 and $0.33 per share were declared in June 1996 and December 1996, respectively(or $0.267 and $0.275, respectively, after adjustment for the stock dividend)
 .
 Jeffersonville Bancorp
P.O. Box 398
Jeffersonville, New York 12748
http://www.jeffbank.com